Filed pursuant to Rule 433
Registration No. 333-146905

FINAL TERM SHEET

Dated January 31, 2008

Issuer:	Landwirtschaftliche Rentenbank

Title of securities:	$1,750,000,000 3.250% Notes due 2013

Status of the notes:	The notes will constitute senior, unsecured obligations of the Issuer and rank pari passu with all other senior obligations outstanding

Aggregate principal amount:	$1,750,000,000

Denomination:	$1,000 and multiples thereof

Settlement date:	February 7, 2008

Maturity date	March 15, 2013

Interest:	3.250% p.a., payable semi-annually, accruing from settlement date, on a 30/360 day count basis, following unadjusted business day convention

Business Days:	TARGET, New York

Interest Payment Dates:	Every March 15 and September 15 of each year, commencing September 15, 2008

Issue price:	99.540%

Fees:	0.10%

Net proceeds:	$1,740,200,000

CUSIP	515110AY0

ISIN Number	US515110AY04

Joint Lead Managers	Credit Suisse Securities (Europe) Limited J.P. Morgan Securities Ltd. RBC Capital Markets Corporation

Co-Lead Managers	ABN AMRO Bank N.V. Bear, Stearns International Limited Daiwa Securities SMBC Europe Limited Nordea Bank Denmark A/S The Toronto-Dominion Bank

Listing	SWX Swiss Exchange

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov (and more specifically, at the URL link http://www.sec.gov/cgi-bin/browse-edgar?company=Landwirtschaftliche&CIK=&filenum=&State=&SIC=&owner=include& action=getcompany). Alternatively, any Joint Lead Manager participating in the offering will arrange to send you the prospectus, which you may request by calling collect +1-212-834-4533.

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